Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Community Bankers Trust Corporation

We consent to the incorporation by reference in the Registration Statement of Community Bankers Trust Corporation on Form S-8 of our report dated March 31, 2011, relating to the consolidated financial statements of Community Bankers Trust Corporation as of December 31, 2010 and for the year ended, which report appears in their Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ Elliott Davis, LLC

Galax, Virginia

April 8, 2011